UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2017

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

SONUS NETWORKS, INC.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2017, Ribbon Communications Inc. (the “Company”) announced that, on and effective December 13, 2017, its Board of Directors (the “Board”) appointed Franklin (Fritz) W. Hobbs as the Company’s President and Chief Executive Officer, and Raymond P. Dolan resigned from his position as the Company’s President and Chief Executive Officer and as a member of the Board.

Mr. Hobbs, 70, has been a director of the Company since October 2017 and was a member of the Compensation Committee from October 2017 until his resignation from the Compensation Committee in connection with his appointment as President and Chief Executive Officer.  Since 2004, Mr. Hobbs has been an advisor to One Equity Partners LLC, a private equity investment firm.  He has served as Chairman of Ally Financial Inc., a bank holding company, since April 2009. He served as Supervisory Chairman of BAWAG PSK, an Austrian bank, in Vienna from 2013 to March 2017. He was previously the CEO of Houlihan Lokey Howard & Zukin and served as Chairman at UBS, AG’s investment bank, Warburg Dillon Read. Prior to that he was the President and CEO of Dillon, Read & Co. Inc., an investment bank, from 1992 to 1997. Mr. Hobbs currently serves as a Director of Lord, Abbett & Co., an investment management firm, Molson Coors Brewing Co., a multinational brewing company and UNICEF USA, a United Nations program that provides humanitarian and development assistance. Formerly, he served on the Board of Overseers of Harvard University, the Frick Collection and was President of the Board of Trustees of Milton Academy. He earned his B.A. from Harvard College and M.B.A. from Harvard Business School.

Any compensatory arrangements that the Company enters with Mr. Hobbs in connection with his appointment as President and Chief Executive Officer will be included in an amendment to this Current Report on Form 8-K when available.

In connection with the above-described transition, the Company and Mr. Dolan entered into a letter agreement, dated December 13, 2017 (the “Letter Agreement”), providing for certain cash payments and benefits to Mr. Dolan based substantially on the payments and benefits that would have been paid to Mr. Dolan as a result of a termination by the Company without “Cause” or a resignation by Mr. Dolan for “Good Reason” upon or after an “Acquisition” under Mr. Dolan’s amended and restated executive employment letter agreement with the Company (as successor-in-interest to Sonus Networks, Inc.), dated February 19, 2015 (the “Employment Letter”) (as such capitalized terms are defined in the Employment Letter).  The Letter Agreement also provides that Mr. Dolan will remain eligible to receive a bonus for the second half of 2017, determined based on the Company’s performance against the metrics set in advance for such bonus by the Compensation Committee in the same manner as for senior executives of the Company and paid on such date as those bonuses are paid to those executives.  The Letter Agreement contains a release of claims by Mr. Dolan, and provides that Mr. Dolan’s non-competition and confidentiality agreement will remain in effect.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Letter Agreement, dated as of December 13, 2017, between the Company and Raymond P. Dolan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2017	RIBBON COMMUNICATIONS INC.

	By:	/s/ Matthew Thaler
Matthew Thaler
General Counsel and Secretary